EXHIBIT 99.1

LITHIA MOTORS ACQUIRES STORES IN CEDAR RAPIDS, IOWA

MEDFORD, OR. December 7, 2006 (8:00 a.m. PT) – Lithia Motors, Inc. (NYSE: LAD) the country’s eighth-largest automotive dealership group, today announced auto-retail store acquisitions in Cedar Rapids, Iowa. The new stores will be named Buick GMC Cadillac of North Cedar Rapids, Saturn of Cedar Rapids and Kia of Cedar Rapids. Annualized revenues of the stores are approximately $80 million. Lithia has now completed the acquisition of thirteen stores with approximately $470 million in annualized revenues in 2006.

Sid DeBoer, Lithia’s Chairman and CEO, commented, “We are excited to be able to increase our presence in the state of Iowa. In October of this year, we acquired BMW and Mercedes-Benz stores in Des Moines. With these acquisitions we continue our expansion into stable Midwestern markets. GMC, Buick and Kia are new to Lithia’s brand mix with this acquisition. We now have 4 stores selling the Cadillac brand and three stores dedicated to the Saturn brand. For the year, we have acquired approximately $470 million in annualized sales, which represents 16% growth on our total revenues of $2.94 billion in 2005,” concluded Mr. DeBoer.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 26 brands of new vehicles at 104 stores which are located in 43 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.94 billion in total revenue in 2005.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include the estimated annualized revenue at the newly acquired stores.